ARC Announces Quarterly Dividend

SAN RAMON, CA / ACCESSWIRE / April 30, 2021 / ARC Document Solutions, Inc. (NYSE:ARC) on Thursday announced that its board of directors declared a quarterly cash dividend of $0.02 per share. The dividend is payable August 31, 2021 to shareholders of record as of July 30, 2021. The ex-dividend date will be July 29, 2021.
This is the third of four quarterly cash dividends planned for 2021 as previously announced on December 10, 2020.

About ARC Document Solutions
ARC provides a wide variety of document distribution and graphic production services to facilitate communication for professionals in the design, marketing, commercial real estate, construction and related fields. Follow ARC at www.e-arc.com.

Contact Information:
David Stickney
VP Corporate Communications & Investor Relations
925-949-5114